Exhibit 10.2

SEPARATION AGREEMENT & RELEASE

MUST BE RECEIVED BY Mark W. Krivoruchka, HUMAN RESOURCES DEPARTMENT, ON OR BEFORE AUGUST 4, 2003, by 4:30 p.m. C.S.T.

TO BE COMPLETED BY HUMAN RESOURCES

RECEIVED
Date Initials

In consideration for and under the terms of the Separation Benefits Schedule (7/09/03) from Mark Krivoruchka (and attached to this Agreement), I, Steven H. Wood, voluntarily agree as follows:

1.	I, on behalf of myself, heirs, administrators, assigns and successors, release the Parties Released (as defined in paragraph 4) from any and all liability whatsoever for all claims, demands, and causes of action of every nature affecting me, which I may have or ever claim to have arising out of my employment by Maytag Corporation, its divisions, companies and subsidiaries (collectively referred to as the “Company”) including, but not limited to my recruitment, selection, retention, payment of compensation, employee benefits, termination or retirement, with the exception of:

(a)	My rights under the Maytag Corporation Employees Retirement Plan and Salary Savings Plan (including E.S.O.P.), which have accrued through the end of my employment with the Company; and

(b)	Rights or claims that arise after the date this Separation Agreement and Release (“Release”) is signed or rights that cannot be waived by law.

2.	Without limiting the generality of Section 1, I release the Parties Released from all claims, demands, and causes of action which were or could have been asserted under any legal theory, statute or common law whatsoever, including, but not limited to, breach of any express or implied contract (whether intentional or otherwise); tort (whether negligent, reckless, intentional or otherwise); violation of public policy; violation of any federal, state or local law, regulation or ordinance (including, but not limited to, the Civil Rights Acts of 1866, 1870, and 1871, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Equal Pay Act of 1963, as amended; Executive Order 11246; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Family and Medical Leave Act of 1993, as amended; all state and local civil rights or other employment-related laws of the state of my residence, the state and local civil rights laws of Iowa, the location of Maytag Corporation headquarters; and any other United States federal, state or local laws.

3.	Without limiting the generality of Section 1, I also release the Parties Released from all claims, demands, and causes of action which could have been asserted under the Age Discrimination in Employment Act (“ADEA”) of 1967, as amended, I warrant that I have been advised to consult with an attorney prior to executing this Release and that this Agreement represents my knowing and voluntary waiver of all claims that might arise under the ADEA through and including the date this Separation Agreement & Release is executed.

4.	The Parties Released are the Company, its predecessors, successors, divisions, subsidiaries, committees, affiliates, and parent corporations; the insurers, administrators, trustees and fiduciaries of any employee benefit plan maintained by or on behalf of any of the foregoing; the officers, directors, employees and agents of any of the foregoing; and all other persons, firms and corporations acting on behalf of or on instructions from the Company.

5.	Without limiting the generality of Section 1, I understand and agree that I am waiving my right to all relief based on any claim of any type whatsoever arising out of or related to my employment or separation from employment with the Parties Released. If any claim is made by me or someone on my behalf with a state, federal or local civil rights agency such as the Equal Employment Opportunity Commission (“EEOC), I agree to indemnify the Parties Released for any monies I (or the EEOC on my behalf) receive as a result of such claim.

6.	Without limiting the generality of Section 1, I acknowledge and agree that my release of claims extends to any claims which I may have against the Parties Released for attorney’s fees, expenses and court costs (if any). I acknowledge that I am solely responsible for paying my attorney’s fees, expenses and court costs (if any).

7.	Without limiting the generality of Section 1, I understand and agree that my release extends to all claims which I do not know or suspect to exist in my favor and which, if known at the time of executing this Separation Agreement & Release, may have materially affected this settlement with the Parties Released.

B. CONFIDENTIALITY AND COOPERATION

As additional consideration for the benefits which I will receive in accordance with the terms and conditions of this agreement, I agree to not disclose, use, publish, or authorize anyone else to disclose, use or publish, any confidential or secret technical or non-technical business information pertaining to the Company, including any of their operations, without the express written consent of the Company. I further agree to immediately return to the Company, unless otherwise agreed in writing, all confidential information and documents in whatever media or form in my possession or under my control. Confidential Information includes, but is not limited to, short and long-range plans, product design and development plans, pricing and marketing strategies, promotional programs, manufacturing equipment and processes, sales and distribution networks, organization structure and personnel, and proprietary or confidential information of third parties which is protected by non-disclosure agreements between the Company and any third party.

I further agree that the terms and provisions of this Agreement are confidential, as well as the circumstances and discussion leading to this Agreement, and shall not be communicated in any manner to any person except to my spouse, attorney, tax advisor(s) or as required by court order. My spouse, attorney, and tax advisor will be advised that these matters are confidential as well. I will make myself available, as may be requested, at mutually convenient times and places with respect to pending and future business or legal matters, arbitrations, governmental investigations, or other dispute resolutions relating to matters that arose during my employment. I will be reimbursed for all reasonable out-of-pocket expenses and costs I may incur as a result of providing this assistance, upon receipt of proper documentation.

C. NON-COMPETE

Because I am privy to the foregoing Confidential Information and as additional consideration for the receipt of the benefits outlined in the Attachment, I agree to not work as an employee, contractor, consultant, or otherwise for any competitor of the Company in any capacity similar to my employment with the Company or receive compensation from any such competitor prior to the end of two years following the end of my employment with the Company, unless the Company consents to such work in writing, which consent will not be unreasonably withheld.

D. CONCLUSION

1.	I understand that execution of this Separation Agreement & Release does not relieve me of my obligation to honor and to abide by all terms of any prior agreements with the Company including but not limited to agreements regarding Confidential Information, trade secrets, copyright, and covenants not to compete. I understand that any such prior agreements will remain in effect upon my execution of this Separation Agreement & Release and that this Separation Agreement & Release only supersedes or replaces such prior agreements to the extent a provision or provisions herein are inconsistent with such prior agreements.

2.	This Separation Agreement & Release shall be subject to the substantive laws (without regard to the conflicts of laws provision) of the State of Iowa. I hereby consent to the personal jurisdiction of any state or federal court within the same state as the particular Company facility at which I last worked or was last based. I also hereby waive any rights I may have to challenge the assertion of personal jurisdiction over me by a court in that forum.

3.	In case any portion of this Separation Agreement & Release shall be held to be invalid or unenforceable, the same are intended to be severable, shall be construed to be severable, and any such invalidity or unenforceability shall neither defeat nor impair the remaining provisions of this Separation Agreement & Release.

4.	I agree that neither the existence of this Separation Agreement & Release nor anything contained in this Separation Agreement & Release shall constitute an admission of any liability on the part of the Parties Released; any and all such liability is expressly denied.

5.	I HAVE BEEN GIVEN A PERIOD OF TWENTY ONE DAYS WITHIN WHICH TO CONSIDER THIS SEPARATION AGREEMENT & RELEASE. I UNDERSTAND THAT I CAN REVOKE THIS AGREEMENT BY SENDING WRITTEN NOTICE THAT I AM REVOKING MY RELEASE OF CLAIMS TO THE COMPANY’S HUMAN RESOURCE DEPARTMENT WITHIN SEVEN (7) CALENDAR DAYS AFTER I SUBMIT THIS SEPARATION AGREEMENT & RELEASE TO THE COMPANY. WRITTEN NOTICE OF REVOCATION MUST BE RECEIVED BY THE COMPANY’S HUMAN RESOURCES DEPARTMENT WITHIN THE SEVEN (7) CALENDAR DAY PERIOD. IF I DO NOT REVOKE THIS AGREEMENT IT WILL BE EFFECTIVE IN FULL AFTER THE SEVEN (7) DAY PERIOD HAS EXPIRED.

7.	I AGREE THAT NO REPRESENTATION OF ANY FACT OR OPINION HAS BEEN MADE BY THE PARTIES RELEASED TO INDUCE ME TO SIGN THIS SEPARATION AGREEMENT & RELEASE, EXCEPT AS MADE IN THIS SEPARATION AGREEMENT & RELEASE, AND I AGREE THAT THE PARTIES RELEASED HAVE MADE NO ADMISSIONS OF LIABILITY OF ANY SORT.

I HAVE READ THIS SEPARATION AGREEMENT & RELEASE, I UNDERSTAND ITS TERMS, AND I FREELY AND VOLUNTARILY SIGN IT. NO ONE HAS MADE ANY PROMISES OR REPRESENTATIONS TO ME OTHER THAN WHAT IS REFERENCED IN THIS AGREEMENT.

THIS AGREEMENT INCLUDES A RELEASE. I ACKNOWLEDGE THAT THE COMPANY IS ADVISING ME TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

Signed this 30th day of July, 2003

/s/ Steven H. Wood
Steven H. Wood

Attachment:

Separation Benefits Schedule (7/09/03)

July 9, 2003

SEPARATION BENEFITS SCHEDULE

This memorandum describes the following consideration for the execution of the Separation Agreement and Release:

Last Day at Work—Your assigned responsibilities as an employee of Maytag Corporation will be discontinued effective July 31, 2003. That date is the effective date of separation.

Separation Benefits—Within two weeks after receipt of the signed Separation Agreement and Release, and should you not revoke your decision to sign within seven days, you will be paid a lump sum payment in the amount of $273,000. This represents 12 months of base salary and is subject to required withholding.

Incentive Compensation—Within two weeks after receipt of the signed Separation Agreement and Release, and should you not revoke your decision to sign within seven days, you will receive a lump-sum payment in the amount of $313,100, which represents an amount in lieu of your participation in the Performance Incentive Award and the Annual Incentive Compensation Plans. This amount will be subject to withholding.

Savings/Stock Plans—You will have the opportunity to request disbursement of all sums from the Maytag Corporation Salary Savings Plan, the Employee Stock Ownership Plan, the Employee Stock Purchase Plan, the Maytag Deferred Compensation Plan, or other similar plans (such as the Maytag Stock Option Award Plan) as applicable under the particular plan requirements. Review these Plans carefully to determine applicable deadlines. You will have until May 1, 2005 to exercise your currently vested stock options at the original option price.

Medical—Your medical and dental benefits will cease at the end of the month in which the effective date of separation occurs. However, you will have the opportunity to continue medical coverage for an additional period of up to 18 months. Maytag will pay your COBRA premium for up to eighteen months beginning in the month after your date of separation; however, these payments will cease if and when another firm offering equivalent benefits during this period employs you on a permanent basis during the 18 month period. It is your obligation to inform Maytag of that event.

Long- Term Disability—Long-Term Disability insurance terminates on your last day at work.

Life Insurance—Your group life insurance will be continued until 12/31/03. You should contact Ray Benning at 888-244-4947 to review your options with regard to your Corporate-sponsored life insurance program. This benefit continuation will be taxable income to you.

Pension—Our records indicate that you are vested and that effective July 1, 2003, you chose to participate in the Cash Balance Plan. You will be receive a letter summarizing your options with pension from both the Employees Retirement Plan (Qualified Plan) and the Supplemental Retirement Plan (SERP).

Vacation—You will also be paid for vacation and holidays accrued, but unused, through the effective date of separation.

Outplacement—You will have available the services of an outplacement consulting firm of your choice to assist you in your search for employment. Maytag will pay reasonable fees charged by the consulting firm, LeaderSource, up to $25,000, payable directly to the consultants. Maytag will reimburse you nominal out of pocket traveling expenses on prior approval of follow-up visits.

Financial Counseling—You will be entitled to receive financial planning services according to Maytag’s Financial Planning Program up to a maximum of $10,000 during 2003. The value of this service will be considered taxable income to you.

Tax Preparation—You will be provided tax preparation service by a firm of your choice for the year 2003 at Maytag’s expense, up to a maximum of $2000. This will be taxable income to you.

Consigned Appliances—You may retain the appliances consigned to you under the Executive Appliance Test Program at no charge.

/s/ m.k.
Mark W. Krivoruchka
Senior Vice President, Human Resources
Maytag Corporation